Exhibit 23


KPMG Peat Marwick LLP
CityPlace II
Hartford, CT 06103-4103


                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
Webster Bank:

We consent to the incorporation by reference in the registration statement (No. 33-38286) on Form S-8 of Webster Financial Corporation of our report dated June 26, 1998, relating to the statements of net assets available for benefits of the Webster Bank Employee Investment Plan as of December 31, 1997 and 1996 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of the Webster Financial Corporation.


/s/ KPMG PEAT MARWICK LLP

Hartford, Connecticut
June 26, 1998